                                 EXHIBIT 10.22

                       INDIVIDUAL CONSULTANT AGREEMENT

     This INDIVIDUAL CONSULTING AGREEMENT (this "Agreement"), effective as of the day is entered into by and between CARREKER-ANTINORI, INC., a Texas corporation with primary business offices in Dallas, Texas, and Atlanta, Georgia, and ______________________________ (the "Consultant"), having a business address at _______________________ (collectively, CARREKER-ANTINORI, INC. and the Consultant are hereinafter referred to as the "Parties").

                                    RECITALS

1. CARREKER-ANTINORI, INC. desires to retain the Consultant as an independent contractor to perform tactical and strategic project management or software/programming services (the "Consulting Services") on a project, defined in attached APPENDIX A (the "Work Order"), for and on behalf Of CARREKER-ANTINORI, INC., or a Client Of CARREKER-ANTINORI, INC.

2. The Consultant desires to be so retained to perform such services on the project, subject only to CARREKER-ANTINORI, INC.'s general right to review the Services provided by, and work resulting from, the Consultant, and subject to the terms and Conditions hereof.

3. The Parties intend to modify the Work Order, or add additional work orders, from time to time; any such modification or addition will be in writing signed by both Parties and will be automatically incorporated herein for all purposes, as if fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the Parties agree to be bound by the terms of this Agreement, which are as follows:

                               SECTION 1:  DEFINITIONS

     1.1 "Know-how," as used herein, means all knowledge, whether technical or not, relating to any business or activity of CARREKER-ANTINORI, INC.

     1.2 "Work of Authorship," as used herein, means any original expression, whether copyrightable or not, relating to any business or activity of CARREKER-ANTINORI, INC., including, but not limited to, any advertising material, compilation, data repository or structure, design, drawing, manual, product/service description, software/program (whether executable or not), specification, or other original writing.

     1.3 "Trade Secret" as used herein, means any sensitive, confidential, restricted, proprietary or otherwise secret

          Work of Authorship or other information, whether technical or not and regardless of form, that provides, or may provide, CARREKER-ANTINORI, INC. with a competitive advantage, including, but not limited to, development projects, financial data, financial plans, formulas, lists of actual, past or potential business contacts, customers, suppliers or otherwise, methods, negative trade secrets, patterns, pricing structures, processes, product plans, protocols, research/development information, routines, techniques, test data or other results, or other like information relating to any business or activity of CARREKER-ANTINORI, INC.

     1.4 "Confidential Information," as used herein, means any information, whether technical or not and regardless of form, relating to any business or activity of CARREKER-ANTINORI, INC., that is:

          1.4.1 disclosed to, or known by, the Consultant as a consequence of the contractual relationship between the Parties (the "Contractual Relationship"), whether or not the Confidential Information was developed by the Consultant; and

          1.4.2 the subject of efforts by CARREKER-ANTINORI, INC. to maintain in confidence, or is otherwise not generally known outside CARREKER-ANTINORI, INC., such as any relevant Know-how, Work of Authorship, Trade Secret or other research/development efforts, plans or otherwise, marketing, purchasing, accounting, engineering, pricing, bidding, selling, or other business plan (e.g planned merger, acquisition, joint venture, initial public offering, potential or ongoing dispute, whether or not involving litigation, etc.), or any information received in confidence by CARREKER-ANTINORI, INC. from another, such as a third party with whom CARREKER-ANTINORI, INC. had or has an ongoing or prospective business relationship,

     1.5 "Intellectual Property," as used herein, means any property right (e.g., right to possess, use, dispose of, etc.) in and to any Know-how, Work of Authorship, Trade Secret, Confidential Information or other information or thing relating to any business or activity of CARREKER-ANTINORI, INC. that is subject to contract, copyright, patent, (actual or prospective), publicity, service mark, trademark, trade dress, trade name, trade, secret, or other intangible property protection, whether domestic or foreign,

     1.6 "Work Product," as used herein, means any Know-how, Work of Authorship Trade Secret, Confidential Information, Intellectual Property, or other information or thing, whether tangible or intangible, relating to any business or activity Of CARREKER-ANTINORI, INC. created, developed or produced by the Consultant in performance of the Consulting Services during the Contractual Relationship.

                        SECTION 2: TERM AND TERMINATION

     2.1 This Agreement is effective on the date given above and will continue in affect through the completion of be Work Order, or as other agreed in writing by both of the Parties.

     2.2 The Parties agree that CARREKER-ANTINORI, INC. may, at its sole option, terminate the Work Order (and, hence, this Agreement), or any portion thereof, upon fifteen days' written notice. Upon receipt of such notice, the Consultant agrees to advise CARREKER-ANTINORI, INC., of the extent to which performance has been completed through such date, and collect and deliver to CARREKER-ANTINORI, INC. whatever Work Product then exists in a manner requested by CARREKER-ANTINORI, INC. The Consultant will be paid for all the Consulting Services performed through the date of termination the Work Order.

     2.3 The Parties agree that CARREKER-ANTINORI, INC. may terminate this Agreement, without notice or consent, at anytime for cause.

     2.4 The Parties agree that CARREKER-ANTINORI, INC. may terminate this Agreement, without notice or consent at anytime, if the Work Order is being performed for a CARREKER-ANTINORI, INC. Client and the CARREKER-ANTINORI, INC. client (1) terminates the Work Order or (2) requests that CARREKER-ANTINORI, INC. remove the Consultant from the project with which the Work Order is associated.

     2.5 Upon termination of this Agreement, the Consultant agrees to return all Confidential Information in the possession or Control of the Consultant, as well as all other memoranda, notes, records, drawings, manuals, disks or other documents, media, or thing relating to any business or activities of CARREKER-ANTINORI, INC. or which is the property of CARREKER-ANTINORI, INC.

                    SECTION 3: INDEPENDENT CONTRACTOR STATUS

     3.1 The Parties intend and agree that the Consultant is an independent contractor, and not an employee, agent, joint venture, or partner of CARREKER-ANTINORI, INC.; nothing in this Agreement will be interpreted or construed as create or establishing an employer/employee relationship between the Parties.

     3.2 The Parties agree that the Consultant retains the right to perform other tactical and strategic project management or software/programming services for third-parties during the term of this Agreement, subject to the confidentiality and intellectual property provisions of SECTIONS 6 and 7, and sub-SECTION 8.5, of this Agreement.

     3.3 The Parties agree, as an independent contractor, the Consultant bears sole responsibility for:

          3.3.1 reporting and paying all federal and state income tax withholding, social security taxes (FICA), and unemployment insurance applicable, to the extent required.

          3.3.2 any health or disability insurance, retirement benefits or other welfare or pension benefits, if any.

     The Consultant agrees to defend, indemnify, and hold harmless CARREKER-ANTINORI, INC., its officers, directors, employees and agents, and the administrators of CARREKER-ANTINORI, INC.'s benefit plans, from and against, any claims, liabilities, or expenses relating to such tax, insurance, or benefit matters; provided that CARREKER-ANTINORI, INC. will cooperate with the Consultant in the defense and resolution of such claim and not Settle or otherwise dispose of such claim without the Consultant's prior written consent, such consent not to be unreasonably withheld.

                  SECTION 4: SCOPE OF CONSULTANT'S SERVICES

     4.1 The Consultant agrees to document the Consulting Services in accordance with the Work Order, such documentation will be signed by the Consultant. Each additional work order agreed to by the Parties will set forth, at a minimum, the Consulting Services to be performed, the duration of such additional work order, and the fees for the Consulting Services to be performed in accordance therewith.

     4.2 The Parties agree that the Consultant will determine the method, details, and means of performing the Consulting Services to be carried out for CARREKER-ANTINORI, INC.

          CARREKER-ANTINORI, INC. will have no right to, and will not, control the manner or determine the method of accomplishing the Consulting Services, The Parties agree that CARREKER-ANTINORI, INC., retains the right to exercise a broad general power of acceptance over the result of the Consulting Services performed by the Consultant to ensure satisfactory performance. This power of acceptance will include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Work Order. In addition, CARREKER-ANTINORI, INC. requires the Consultant to observe at all times the security and safety Policies of CARREKER-ANTINORI, INC.

     4.3 Other than when the Consulting Services are performed at the offices of a CARREKER-ANTINORI, INC. client, the Consultant will perform such Consulting Services primarily at the Consultant's place of business, and from time to time at a CARREKER-ANTINORI, INC. business office located at ___________________________ (the "CARREKER-ANTINORI, INC.
          Premises").

     4.4 The Consultant agrees to perform the Consulting Services diligently and in a professional manner.

                     SECTION 5: FEES, EXPENSES AND PAYMENT

     5.1 The current schedule of fees for the Consulting Services performed by the Consultant are set forth in the Work Order. The Parties agree that the Consultant may modify such schedule for additional work orders only.

     5.2 The Consultant agrees to submit invoices to CARREKER-ANTINORI, INC. Consulting Services. Each invoice will provide a breakdown and distribution of charges and expense items.

     5.3 CARREKER-ANTINORI, INC. agrees to pay each invoice in full within thirty days after receipt thereof and in accordance with CARREKER-ANTINORI, INC.'s invoice procedures outlined in attached APPENDIX B.

     5.4 The Consultant agrees, during the Contractual Relationship and for a period of one year afterwards, not to knowingly entice, persuade or otherwise solicit any CARREKER-ANTINORI, INC. employee or other representative to leave the services of CARREKER-ANTINORI, INC. for any reason.

                   SECTION 6:  OWNERSHIP OF WORK PRODUCT

     6.1 The Parties agree that all Work Products will belong exclusively to CARREKER-ANTINORI, Inc., and, to the maximum extent possible, will be considered a work made for hire, as defined in 17 U.S.C. Section 101, for CARREKER-ANTINORI, INC. To the extent any such Work Product cannot be considered a work trade for hire for CARREKER-ANTINORI, INC, the Consultant agrees to assign and will automatically, assign, at the time of creation of any such Work Product without a requirement of further consideration, regardless of any right, title or interest the Consultant may have in any such Work Product. The Consultant agrees, upon a request of CARREKER-ANTINORI, INC., to take such further
          actions   as may be appropriate to give full and proper effect to such assignment.

          6.1.1 The Consultant agrees to promptly communicate and disclose, in writing, to the management of CARREKER-ANTINORI, INC. any and all Intellectual Property which the Consultant authors, conceives, creates, develops, makes, modifies or otherwise invents, either solely or jointly, with others, or on or off CARREKER-ANTINORI, INC. premises, during the Contractual Relationship.

          6.1.2 The Consultant agrees to and, does hereby assign, grant and convey to CARREKER-ANTINORI, INC., its successors and assigns, the Consultant's entire right, title and interest in and to any and all such Intellectual Property.

          6.1.3 The Consultant agrees to execute and deliver, and will execute and deliver, any and all papers, instruments or other documents, including assignments, and do any end all other lawful acts that may be desirable in the opinion of CARREKER-ANTINORI, INC. to secure, establish and maintain title in CARREKER-ANTINORI, INC. its successors and assigns, to any and all such Intellectual Property, and gave CARREKER-ANTINORI, INC., its successors, and assigns the full benefit of the assignment set forth herein.

          6.1.4 The Consultant acknowledges and agrees that Intellectual Property relating to the Consultant's activities while performing the Consultant's Services for CARREKER-ANTINORI, INC. and conceived or made by the CARREKER-ANTINORI, INC. alone or with others, after termination of the Contractual Relationship, have been conceived in significant part during the Contractual Relationship the Parties agree that such Intellectual Property will be presumed to have been conceived during the Contractual Relationship and is to be assigned to CARREKER-ANTINORI, INC.

                    Unless and until the Consultant conclusively establishes the contrary, any and all such Intellectual Property is subject to the provisions of this Agreement.

     6.2 The Consultant has diligently reviewed the Consultant's records, and hereby provides, acknowledges and agrees that any and all copyrights, letters patent, patent applications, publicity, service marks, trademarks, trade dress, trade names, and trade secrets, whether domestic or foreign, listed in (attached APPENDIX C are the only intangible interests or properties that the Consultant owns, or has any claim to, at the time of execution of this Agreement.

                             SECTION 7: CONFIDENTIALITY

     7.1 The Parties agree that the Consultant will be privy to certain Confidential Information by virtue of the Contractual Relationship, and their misappropriation (e.g, authorized access, copying, disclosure, sale, transfer, use, etc.) of any of the Confidential Information by the Consultant or a third-party including a party within the Consultant's control, will likely cause irreparable harm to CARREKER-ANTINORI, INC. The Consultant agrees:

          7.1.1 to take reasonable steps to protect and safeguard the Confidential Information against misappropriation by such third-parties;

          7.1.2 not to misappropriate, either directly or indirectly, any of the Confidential Information during the Contractual Relationship, and, with respect to any pertinent portion of the Confidential Information, for so long afterwards as such pertinent position remains Confidential Information; and

          7.1.3 to immediately notify the management of CARREKER-ANTINORI, INC. of any known or perceived misappropriation of the Confidential Information, whether such misappropriation is a result of a negligent, or an intentional act of the Consultant or such third-party.

     7.2 The Consultant agrees not to disclose, incorporate; or otherwise use in CARREKER-ANTINORI, INC.'s business any confidential or proprietary information relating to the business or activities of any third party, if CARREKER-ANTINORI, INC. or the Consultant is under an obligation not to disclose, incorporate or otherwise use such confidential or proprietary information.

     7.3 The Consultant agrees not to prepare, publish, or otherwise disclose any articles or speeches, whether technical or not, relating to any portion of the Confidential Information or any other business or activity of CARREKER-ANTINORI, INC.

     7.4 Notwithstanding the foregoing restrictions, the Consultant may disclose any Confidential Information to the extent required by an order of any court, or other governmental authority, having competent jurisdiction, but only after CARREKER-ANTINORI, INC. is:

          7.4.1     notified in writing and provided with a copy of such order;
                    and

          7.4.2 given an opportunity to obtain reasonable protection for such Confidential Information in connection with such disclosure.

                         SECTION 8: MISCELLANEOUS PROVISIONS

     8.1 The Parties agree that this Agreement will insure to the benefit of, and be binding upon, CARREKER-ANTINORI, INC., and its subsidiaries and affiliates, together with their successors and assigns, and the Consultant, together with the Consultant's executor, administrator, personal representative, heirs, and legatees.

     8.2 The Parties hereto are independent contractors and neither is the agent of the other.

     8.3 The Parties agree that the covenants in this Agreement will be construed as covenants independent of one another and as obligations distinct from any other contract between the Parties. Any claim that either party may have against the other will not constitute a defense to enforcement of this Agreement.

     8.4 The Parties agree that the covenants in SECTIONS 6 and 7, and sub-SECTION 8.5, of this Agreement will survive termination of the Contractual Relationship.

     8.5 The Parties agree that irreparable harm should be presumed if the Consultant breaches any covenant in this Agreement, faithful observance of all covenants in this Agreement is an essential condition of the Contractual Relationship, and CARREKER-ANTINORI, INC. depends upon such absolute compliance, the Parties further agree:

          8.5.1 this Agreement is intended to protect the rights of CARREKER-ANTINORI, INC. in many important ways, even a threat of misuse of any of the Confidential Information or Intellectual Property would be extremely harmful, its both are essential. to the business Of CARREKER-ANTINORI, INC.;

          8.5.2 CARREKER-ANTINORI, INC. will be entitled, as a matter of right, to injunctive relief, both temporary and permanent, against any breach or attempted breach of this Agreement by the Consultant; and

          8.5.3 actual damages may be very difficult to ascertain if the Consultant breaches or attempts to breach a covenant in this Agreement, hence CARREKER-ANTINORI, INC, will bc entitled to such injunctive relief without the necessity of posting bond, or other security, or proving such actual damages, and, further, that such injunctive relief will be cumulative and in addition to any other remedies available to CARREKER-ANTINORI, INC.

     8.6 The Parties agree that this Agreement will be governed by and enforced under the laws of the State of Texas, and to the maximum extent practicable, jurisdiction and venue in any dispute relating to the subject matter hereof will be in Dallas County, The prevailing party in any such dispute will be entitled to recover, in addition to any other relief granted, reasonable Attorney fee and expense related to such dispute.

     8.7 All notices under this Agreement will be made in writing and will be deemed given (1) hand delivered, (2) deposited in the United States mail, registered, with proper postage prepaid and properly addressed, return receipt requested, or (3) sent through the interoffice delivery service of CARREKER-ANTINORI, INC. during the term of the Contractual Relationship,

     8.8 The Parties agree that this Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions concerning the subject matter hereof, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

          IN WITNESS WHEREOF, the Parties accept and execute this Agreement.


          -----------    ---------------------    ---------------------
          Date           CARREKER-ANTINORI        TITLE



          -----------    ---------------------------------------
          Date           Name

                                   APPENDIX A

The work order that outlines the project and scope and total cost for the work to be performed should be listed in this appendix, Additionally, an estimate of reasonable expenses that may be incurred are included.

                                   APPENDIX B

Expense reports are to be submitted to the accounting department on the last day of CARREKER-ANTINORI's accounting month to allow timely billing of expenses to clients and reimbursement of expenses to employees. Expense reports received more than three (3) days late will be reimbursed the following month. Reports are to be approved and signed by the appropriate Managing Director.

     BILLABLE EXPENSES

It is the responsibility of the Project Manager to understand the client's policies regarding billable, expenses and to communicate that to all Consultants that will bill to the project. Expenses that are not billable to the client should not be incurred. In the absence of other instructions, the guidelines listed below will be followed in billing clients and reimbursing employees. All procedures should conform to IRS requirements.

     TRAVEL

The date of the trip, destination and client or purpose of the trip must be clearly stated. Meals charged to the client should NOT EXCEED $35.00 per day for each person assigned to a project. Meal expenses are reported as actual amounts, to a per diem allowance.

Drinks or wine as part of the meal allowance may be charged to the client, however, personal entertainment "clubbing" is not to be charged.

Business entertainment must be specifically authorized by the appropriate Project Manager. All entertainment must be documented to include name, description of activity, and the nature of the business discussion.

Personal entertainment (including in-room movies) should not be charged to the client,

Laundry and valet services are not billable to the client unless the assignment involves more than five (5) consecutive days.

Telephone calls must be identified and billed appropriately. Telephone charges are determined by the subject or project being discussed, not the location from which the call is made. Individual telephone bills are distributed for identification of charges and are expected to be returned to the accounting department promptly. Calls ARE NOT TO BE MADE FROM AIRPHONES.

Efforts should be made to control expenses in your choice of hotels and restaurants. Use hotels that allow the client a corporate rate whenever possible. Charges on hotel bills must be itemized.

The most reasonable type of transportation must be chosen. Generally taxi rides are cheaper than rental cars. Try to plan plane routes and schedules that avoid excess charges.

Rental cars should be charged on Diner's Club to take advantage of the insurance they provide. If this is not possible, be sure to take out the rental car insurance.

An employee working out-of-town may elect to remain on site or travel to a destination other than the home office over the weekend. However, additional charges incurred for transportation, laundry, or meals are to be paid by the individual.

Upgrades or first class tickets are not to be used.

Mileage may be charged at $.29 per mile. Please use the following CARREKER ANTINORI standards:

     Office to Hartsfield Airport    --      15 Miles


     A contractor traveling from his/her home (instead of the office) to one of these destinations should use these standards.

Expenses OVER $25.00 MUST be supported with receipts. For billing, purposes it is important to try to document all expenses, regardless of the amount.

ALL travel arrangements will be made through the company authorized travel agent.

     OTHER BILLABLE EXPENSES

All non-travel expenses are reviewed by the Project Manager. The Project Manager must give prior approval to all purchases that will be billed to the client.

Production expenses are billed as follows:

     copies                                                                 $.15
     regular disks                                                         $1.00
     high-density disks                                                    $3.00
     transparencies                                                        $1.00
     (graphics, Lotus, word processing, graphing)                $25.00 per hour
     Overtime secretary production time                          $37.50 per hour

     The client is billed for actual telephone, mail, FAX and computer expenses,

NON-BILLABLE EXPENSES

     TRAVEL/MARKETING

Expenses relating to marketing must be approved by the Practice Director or Sales Manager and must conform to a planned budget. The basic guidelines for billable travel will apply for sales travel as well.

All marketing related entertainment must be documented to include client name, date, description of activity, and the nature of the business discussion.

CARREKER-ANTINORI expects employees to call the office twice a day when they are traveling and allows a daily telephone call home. Marketing calls are charged to the individual's practice. Calls are not to be made from airphones.

OTHER EXPENSES

Purchase requisitions are required for all non-travel purchases. The requisitions must be signed by your Practice Director and must accompany all purchases listed on an expense report or submitted to the Accounting Department for payment. Purchases over $1,000 also require the approval of the Chief Financial Officer.

Responsibility for planning has been assigned for the following areas:

     Computers/software                                    Terry Gage
                                                          Jeff Martin
     Human Resources                                  Jennifer Kenyon
     Furniture/Secretarial Needs/
          Office Space/Supplies                      Ruth McCoullough
     Flowers/Gifts                                   Ruth McCoullough
     Library Materials                                   Kathy Howard
     Advertising/Public Relations                        Leonard Wink

Please check with these people to avoid duplication or unplanned expenditures.

All other expenses are to be incurred only with the approval of the Practice Director and will be expensed to the practice.

                              INVOICE PROCEDURES

Listed below are the guidelines you should follow when submitting an invoice to CARREKER ANTINORI.

TIME SHEETS

Time sheets are to be submitted twice monthly, on the 15th and the end of the month. Billing periods are from the 1st through the 15th, and the 16th through the end of the month. Time sheets can be faxed to Accounting; however, the original must be sent to Accounting as soon as possible. The correct time period, including month, day and year, should be indicated and the time sheet must be signed by the contractor and initialed by the appropriate supervisor. Use the correct project number and record the hours worked each day on the project. Non-billable time is recorded with a project number which indicates the department for which work is being done. Record only the time that you have been authorized by your supervisor to bill. Invoices for labor must be concurrent with the time period and be for the same number of hours on the time sheet. They should be in a format which provides the name and address of the contractor, the number of hours worked, the project number(s), the rate being charged, and the total due. Invoices must be approved by the project supervisor before payment can be made.

EXPENSE REPORTS

Expense reports should be submitted using QuickXpense software. Expenses are to be submitted once a month, on the 25th. Do not submit more than one expense report per month. Project numbers to be billed should be clearly indicated; nonbillable expenses must be designated as Admin or Marketing, and the appropriate department indicated. Airline tickets purchased by the, company must be included on the report in the column headed "Paid By Company." The face of the report can be faxed to Accounting; however, the original and all necessary receipts must be in Accounting before reimbursement can be made. Submit a separate invoice that corresponds to the expense report and have it approved by your supervisor. Expense checks are issued on the 15th of the month following the 25th submission date.

The Accounting fax number is 404-873-5554.

Please see CARREKER ANTINORI's Controller if you have any questions or would like additional information.

                                  APPENDIX C

This appendix refers to Section 6...6.2